Exhibit 99.24(b)10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Service Agreements and Other Service Providers” and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated February 18, 2014, with respect to the financial statements of Thrivent Life Insurance Company, (2) dated April 24, 2014, with respect to the financial statement schedules of Thrivent Life Insurance Company listed on pages F-25 through F-28 of the Registration Statement and (3) dated April 24, 2014, with respect to the financial statements of TLIC Variable Annuity Account A included in Post-Effective Amendment No. 39 to the Registration Statement (Form N-4, #33-15974) for the registration of the Flexible Premium Deferred Variable Annuity offered by Thrivent Life Insurance Company.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 24, 2014